                                                               Exhibit (d)(2)(A)

                             STOCK OPTION AGREEMENT
                      PURSUANT TO 1994 STOCK OPTION PLAN OF
                                BRIGHTPOINT, INC.
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         AGREEMENT made as of this _____ day of ____________, ______ (the "Grant Date") between Brightpoint, Inc., a Delaware corporation ("Brightpoint"), having its principal place of business in Indianapolis, Indiana, and ___________________ ("Grantee"),

         WHEREAS, the Grantee is an executive officer of Brightpoint (the "Company") and is in a position to contribute significantly to the Company's long-term growth and strategic goals;

         WHEREAS, the Company desires to grant to the Grantee a Non-Qualified Option to purchase shares of its common stock, par value $.01 per share (the "Shares"), under and for the purposes of the 1994 Stock Option Plan of the Company, as amended (the "Plan"), pursuant to the terms thereof;

         WHEREAS, the Company and the Grantee understand and agree that unless otherwise defined herein any terms used in this Agreement have the same meanings as in the Plan.

         NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto agree as follows:

         1. Grant of Option. The Company hereby grants to the Grantee the right and option ("Option") to purchase all or any part of an aggregate of ____________________ (_________) Shares on the terms and conditions and subject to all the limitations set forth herein and in the Plan. The Grantee acknowledges receipt of a copy of the Plan.

         2. Purchase Price. The purchase price of the Shares covered by the Option shall be $__________ per Share.

         3. Exercise of the Option. The Option granted hereby shall become exercisable as follows: _____ Shares on the first anniversary of the Grant Date; _____ Shares on the second anniversary of the Grant Date; and ________ Shares on the third anniversary of the Grant Date, provided that such schedule shall be accelerated pursuant to the terms of any employment agreement between the Company and the Grantee.

         4. Term of the Option. The Option shall terminate and expire five (5) years from the date of this Agreement, unless earlier terminated as provided herein or in the Plan.

         Except as provided in the following provisions of this section or in any employment agreement between the Company and the Grantee that is consistent with the provisions of the plan, if the Grantee ceases to be employed by the Company for any reason other than for "cause", as defined in the Plan, or voluntarily without the consent of the Company, the Option may be exercised within ninety (90) days after the date the Grantee ceases to be employed. In such event, the Option shall be exercisable only to the extent that the right to purchase Shares under the Plan has accrued and is in effect at the date of termination of employment. In the event the Grantee is terminated from employment for "cause" or voluntarily without the consent of the Company, The Option, to the extent not then exercised shall terminate on the date of termination of employment.

         In the event of the death of the Grantee while employed by the Company or within ninety (90) days after termination of employment other than for "cause" or voluntarily without the consent of the Company, or in the event of termination because of disability, as determined by the Company, the Option may be exercised at any time within one year after the date of termination for death or disability, but only to the extent exercisable by the Grantee on the date of termination.

         5. Non-Assignability. The Option shall not be transferable by the Grantee otherwise than by will or by the laws of descent and distribution and shall be exercisable, during the Grantee's lifetime, only by the Grantee. The Option may not be assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Any attempted transfer, assignment, pledge, hypothecation or other disposition of an Option or of any rights granted hereunder contrary to the provisions of this Section 5, or the levy of any attachment or similar process upon an Option or such right, shall be null and void.

         6. Exercise of The Option and Issue of Shares. The Option may be exercised in whole or in part (to the extent that it is exercisable in accordance with their terms) by giving written notice to the Company, together with the tender of the purchase price and, in the case of exercise of a Non-Qualified Option, payment in cash of all withholding tax obligations imposed on the Company. Such written notice shall be signed by the person exercising the Option, shall state whether the Option being exercised is the Non-Qualified Option or Incentive Option, the number of Shares with respect to which each such Option is being exercised, shall contain any warranty required by Section 7 below and shall otherwise comply with the terms and conditions of this Agreement and the Plan. The Company shall pay all original issue taxes with respect to the issue of the Shares pursuant hereto and all other fees and expenses necessarily incurred by the Company in connection herewith. Except as specifically set forth herein, the holder acknowledges that any income or other taxes due from him or her with respect to the Option or the Shares issuable pursuant to the Option shall be the responsibility of the holder.

         7. Purchase for Investment. Unless the offering and sale of the Shares to be issued upon the particular exercise of an Option shall be effectively registered under the Securities Act of 1933, as now in force or hereafter amended, or any successor legislation (the "Act"), the Company shall be under no obligation to issue the Shares covered by such exercise unless and until the following conditions have been fulfilled:

            (a) The person(s) who exercise an Option shall warrant to the Company, at the time of such exercise, that such person(s) are acquiring such Shares for his or her own account, for investment and not with a view to, or for sale in connection with, the distribution of any such Shares, in which event the person(s) acquiring such Shares shall be bound by the provisions of the following legend which shall be endorsed upon the certificate(s) evidencing such Shares issued pursuant to such exercise:

         The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act"). Such shares may not be sold, transferred or otherwise disposed of unless they have first been registered under the Act, or unless, in the opinion of counsel satisfactory to the Company's counsel, such registration is not required.

            (b) The Company shall have received an opinion of its counsel that the Shares may be issued upon such particular exercise in compliance with the Act without registration thereunder. Without limiting the generality of the foregoing, the Company may delay issuance of the Shares until completion of any action or obtaining of any consent, which the Company deems necessary under any applicable law (including without limitation state securities or "blue sky" laws).

         8. Notices. Any notices required or permitted by the terms of this Agreement or the Plan shall be given by registered or certified mail, return receipt requested, addressed as follows:

            To the Company:  Brightpoint, Inc.
                             6402 Corporate Drive
                             Indianapolis, Indiana 46278
                             Attention: Steven E. Fivel, EVP
                             and General Counsel

            To the Grantee:



or to such other address or addresses of which notice in the same manner has previously been given. Any such notice shall be deemed to have been given when mailed in accordance with the foregoing provisions. Either party hereto may change the address of which notices shall be given by providing the other party hereto with written notice of such change.

         9. Governing Law. This Agreement shall be construed and enforced in accordance with the law of the State or Indiana, except to the extent the law of the State of Delaware may be applicable.

         10. Benefit of Agreement. This Agreement shall be for the benefit of and shall be binding upon the heirs, executors, administrators and successors of the parties hereto.

         11. Plan Controlling. The Option and the terms and conditions set forth in the Agreement are subject in all respects to the terms and conditions of the Plan, which are controlling. All determinations and interpretations of the Company shall be binding and conclusive upon the Grantee and his or her legal representatives.

         12. Qualification of Rights. Neither this Agreement nor the exercise of an Option shall be construed as giving the Grantee any right (a) to be retained in the employ of the Company or any of its Subsidiaries; or (b) as a shareholder with respect to the Shares, until the certificates for the Shares have been issued and delivered to the Grantee.

         13. Representations and Warranties of Participant. The Participant represents and warrants to the Company that he or she has received and reviewed a copy of the Plan; and understands that neither the Option nor any of the rights and interests under the Plan or this Agreement may be assigned, encumbered or otherwise transferred except, in the event of death, by will or the laws of descent and distribution.

         IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Grantee has hereunto set his hand, all as of the day and year first above written.

                                   BRIGHTPOINT, INC.

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                                   Name:
                                   Title:


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                                                             , Grantee
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